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                                                                   EXHIBIT 10.8


                             SECURED PROMISSORY NOTE


$________________                                             Date:____________


                  FOR VALUE RECEIVED, the undersigned, ______________________ ("Maker"), promises to pay to Infinity International Financial Technology, Inc., a California corporation ("Infinity"), at 640 Clyde Court, Mountain View 94043, may from time to time designate, without counterclaim, deduction or offset of any kind, in lawful money of the United States, the principal sum of $___________ plus interest thereon, as set forth below.


                  1. INTEREST. Interest on the principal sum of this Note shall accrue at the rate of ____ % per annum, compounded annually, based on a 365 day year and the actual number of days elapsed.

                  2. INTEREST PAYMENTS. Interest only shall be payable in arrears on the fifteenth day of April of each year during the term of this Note, commencing on ________, and continuing until such time that the entire principal sum and any other sums payable hereunder are paid in full; provided, that if such payment date is not a business day, then payment shall be due on the first business day following such payment date.

                  3. PRINCIPAL PAYMENTS. Subject to Section 4(b) and (c) below, all principal shall be due and payable hereunder five (5) years from the date hereof; provided, that if such payment date is not a business day, then payment shall be due on the first business day following such payment date.

                  4. PREPAYMENT.

                           (a) Permissive. This Note may be prepaid in whole or
in part, at any time, without penalty or premium.

                           (b) Mandatory Prepayment. Maker shall be required to
prepay all principal and accrued but unpaid interest due under this Note within ten (10) business days after the closing of any of the following: (i) any acquisition of Infinity by another entity by means of merger or consolidation resulting in the exchange of the outstanding shares of Infinity for securities or consideration issued, or caused to be issued, by the acquiring corporation or its subsidiary (other than a reincorporation), or (ii) any other transaction or series of related transactions which will result in Infinity's shareholders immediately prior to such transaction, or series of related transactions, not holding at least 50% of the voting stock of Infinity, or (C) a sale or other transfer of all or substantially all of the assets of Infinity, or (D) any transfer (including transfer by


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exclusive license) of all or substantially all of Infinity's rights to its technology (other than any exclusive license of such technology for limited geographic territories which does not result in the transfer of more than fifty percent (50%) of Infinity's business operations as determined on the basis of revenue accrued by Infinity during the preceding twelve (12) months period.

                  5. APPLICATION OF PAYMENTS. All payments and prepayments received by Holder shall be applied first to accrued interest, then to other charges due with respect to this Note, the Pledge Agreement, and the other Transaction Documents, and then to the unpaid principal balance in inverse order of maturity.

                  6. SECURITY. This Note is secured by a Stock Pledge Agreement of even date herewith (the "Pledge Agreement"), encumbering certain shares of common stock of Infinity held by Maker (the "Collateral").

                  7. DEFAULT AND REMEDIES.

                           a. Default. Maker will be in default under this Note
if (i) Maker fails to make a payment of principal and/or interest hereunder when due or declared due, whether at scheduled maturity, by acceleration or otherwise, within ten (10) business days after receipt of written notice of such nonpayment; (ii) Maker breaches any other material covenant, agreement or understanding under this Note or the Pledge Agreement and such breach continues for ten (10) or more business days after the receipt of written notice from Infinity of the occurrence of such breach; (iii) except as permitted by the Pledge Agreement, Maker agrees to or does sell, convey, encumber, hypothecate or otherwise alienate the Collateral, or any part thereof, of any interest therein, or if divested of its title to the Collateral or any interest therein in any manner or any way, whether voluntarily or involuntarily, without the prior written consent of Holder, or if any other person or entity with a security interest in the Collateral exercises or seeks to exercise the remedies of a secured party with respect to the Collateral; or (iv) Maker files a petition in bankruptcy, is adjudicated insolvent, petitions or applies to any tribunal for the appointment of a receiver, custodian, or any trustee for Maker or commences any proceeding under any bankruptcy, reorganization, arrangement, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction or any such proceeding has been commenced against Maker which remains undismissed for a period of sixty days.

                           b. Remedies. Upon Maker's default, Infinity may (i)
upon written notice to Maker, declare the entire principal sum and all accrued and unpaid interest hereunder immediately due and payable and (ii) exercise any and all of the remedies provided in the Pledge Agreement and applicable law.

                  8. MISCELLANEOUS.

                           a. All communications or notices required or given
under this Note shall be given in accordance with the provisions of Section 12(e) of the Pledge Agreement.

                           b. This Note may be modified only by a written
agreement executed by Maker and Infinity.


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                           c. This Note shall be governed by California law.

                           d. The terms of this Note shall inure to the benefit
of and bind Maker and Infinity and their respective heirs, legal representatives and successors and assigns.

                           e. Time is of the essence with respect to all matters
set forth in this Note.

                           f. If this Note is destroyed, lost or stolen, Maker
will deliver a new note to Infinity on the same terms and conditions as this Note with a notation of the unpaid principal and accrued and unpaid interest in substitution of the prior Note. Infinity shall furnish to Maker reasonable evidence that the Note was destroyed, lost or stolen and any security or indemnity that may be reasonably required by Maker in connection with the replacement of this Note.


                  IN WITNESS WHEREOF, Maker has executed this Note as of the date and year first above written.



                                       MAKER:



                                       _______________________________


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